Calculation of Filing Fee Tables
S-3
UDR, Inc.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, par value $0.01 per share	457(a)	3,639,510	$ 41.12	$ 149,656,651.20	0.0001476	$ 22,089.32
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 149,656,651.20		$ 22,089.32
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 22,089.32
Offering Note
[1]	Note 1.a: This Registration Statement relates to up to 3,639,510 shares of the registrant's common stock potentially issuable by the registrant upon redemption of up to 3,639,510 units of limited partnership interest in United Dominion Realty, L.P., the registrant's operating partnership subsidiary. Note 1.b: Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), the registrant's common stock offered hereby shall be deemed to cover additional securities to be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. Estimated solely for the purpose of calculating the registration fee. Note 1.c: Pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices reported on the New York Stock Exchange on July 26, 2024.